Exhibit 99.1

Inspire Medical Systems, Inc. Announces Third Quarter 2022 Financial Results and Updates 2022 Outlook

Inspire Reports Year-over-Year Revenue Growth of 77% in the Third Quarter

MINNEAPOLIS, Minnesota - November 1, 2022 - Inspire Medical Systems, Inc. (NYSE: INSP) (Inspire), a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea, today reported financial results for the quarter ended September 30, 2022.

Recent Business Highlights
•Generated revenue of $109.2 million in the third quarter of 2022, a 77% increase over the same quarter last year
•Achieved gross margin of 81.9% in the third quarter of 2022
•Activated 59 new centers in the U.S. in the third quarter of 2022, bringing the total to 844 U.S. medical centers providing Inspire therapy
•Created 18 new U.S. sales territories in the third quarter of 2022, bringing the total to 209 U.S. sales territories
•Completed an underwritten public offering in August 2022, raising $243.8 million of net proceeds
•Launched Bluetooth®-enabled patient remote and new silicone-based stimulation and sensing leads

"Once again, the Inspire team executed extremely well during the third quarter, continuing the strong momentum we saw in the first half of 2022. Despite the macroeconomic challenges that persisted through the quarter, the team remained focused on delivering high-quality patient outcomes. Our growth was driven primarily by the increased utilization at existing sites, along with the addition of 59 new implanting centers and 18 additional U.S. sales territories," said Tim Herbert, President and Chief Executive Officer of Inspire Medical Systems. "Our direct-to-consumer efforts further expanded our presence with the implementation of the second phase of our national television advertising campaign, resulting in strong web activity and an increase in the number of patients contacting our Advisor Care Program (ACP). Looking ahead, based on the current trends in our business, we are raising our full year 2022 revenue guidance to between $384 million to $388 million, an increase from our prior guidance of $354 million to $362 million."

"We also achieved two important technology milestones" continued Mr. Herbert. "The first is the U.S. launch of the Bluetooth®-enabled patient remote control. The new patient remote significantly enhances the patient experience by streamlining the sharing of device data through the SleepSync™ Patient Management Platform connecting the patient to their healthcare provider. The second achievement was the U.S. launch of our new silicone-based stimulation and sensing leads, which provide improved manufacturability, easier system implantation, increased long-term performance, and enhanced reliability. Additionally, we submitted two important indication expansion applications to the FDA. The first application seeks FDA authorization to provide therapy to the pediatric population with Down’s Syndrome, and the second application seeks FDA authorization to increase the upper limit of the Apnea Hypopnea Index (AHI) to 100 events per hour from 65, and the Body Mass Index (BMI) warning in the indication to 40 from 32. The second application recently received Breakthrough Device Designation from the FDA, thereby reducing the review time."

“European revenue was adversely affected in the third quarter primarily due to exchange rate variations. As part of the continued expansion in Europe, we are very pleased to announce that we recently signed the final pricing authorization for Inspire therapy in France and expect Inspire to be formally listed for reimbursement in early 2023. We continue our progress in Asia, predominantly with procedure growth in Singapore. We are also working to increase utilization in Japan and have formally resubmitted the reimbursement dossier in Australia,” concluded Mr. Herbert.

Third Quarter 2022 Financial Results

Revenue was $109.2 million for the three months ended September 30, 2022, a 77% increase from $61.7 million in the corresponding period in the prior year. U.S. revenue for the quarter was $106.3 million, an increase of 82% as compared to the prior year quarter. Third quarter revenue outside the U.S. was $2.9 million, a decrease of 14% as compared to the third quarter of 2021. Revenue outside the U.S. was negatively impacted primarily by unfavorable exchange rates.

Gross margin was 81.9% for the three months ended September 30, 2022, compared to 86.0% for the corresponding prior year period, with the reduction primarily due to the anticipated inventory obsolescence charges associated with recent product introductions, as well as higher costs of certain component parts, caused by inflation and COVID-related supply chain issues, somewhat offset by increased sales volume, manufacturing efficiencies, and a price increase which began taking effect for some U.S. customers in May 2022. The Company does not anticipate additional inventory charges related to the recent product introductions.

Operating expense increased to $106.6 million for the third quarter of 2022, as compared to $62.9 million in the corresponding prior year period, an increase of 70%. This increase primarily reflected ongoing investments in the expansion of the U.S. sales organization, direct-to-patient marketing programs, continued product development efforts, as well as increased general corporate costs.

Net loss was $16.8 million for the third quarter of 2022, as compared to $10.3 million in the corresponding prior year period. The diluted net loss per share for the third quarter of 2022 was $0.60 per share, as compared to $0.38 in the prior year period.

As of September 30, 2022, cash, cash equivalents and investments were $427.5 million, compared to $224.4 million on December 31, 2021. This reflects the completion of Inspire's underwritten public offering in August 2022, which raised $243.8 million of net proceeds, after underwriting fees and offering expenses, as well as the payoff of the then-outstanding credit facility and related fees of $20.4 million.

Full Year 2022 Guidance

Given the positive trends during the third quarter, Inspire is increasing its full year 2022 revenue guidance to between $384 million to $388 million, which would represent growth of 65% to 66% over full year 2021 revenue of $233.4 million. This compares to the prior revenue guidance of $354 million to $362 million.

The Company is maintaining its full year 2022 gross margin guidance of 83% to 85%.

Inspire is also maintaining its guidance relating to the opening of new U.S. medical centers of 52 to 56 per quarter for the remaining quarter of the year, as well as its guidance of 11 to 12 new territories for the fourth quarter of 2022.

Webcast and Conference Call

Inspire’s management will host a conference call after market close today, Tuesday, November 1, 2022, at 5:00 p.m. Eastern Time to discuss these results and answer questions.

To access the conference call, please preregister on https://register.vevent.com/register/BI6feaae9f3b394eab9d123024be29abb7. Registrants will receive confirmation with dial-in details.

A live webcast of the event can be accessed on https://edge.media-server.com/mmc/p/s4np7af3. A replay of the webcast will be available on https://investors.inspiresleep.com starting approximately two hours after the event and archived on the site for two weeks.

About Inspire Medical Systems

Inspire is a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first and only FDA-approved neurostimulation technology that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.

For additional information about Inspire, please visit www.inspiresleep.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding full year 2022 financial outlook, our expectations to activate new U.S. medical centers and add new territories per quarter in 2022 and the impact of such additions, the anticipated rebound in our European business, and our strategy and investments to grow and scale our business. In some cases, you can identify forward-looking statements by terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘anticipate,’’ ‘‘could,’’ “future,” “outlook,” “guidance,” ‘‘intend,’’ ‘‘target,’’ ‘‘project,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘predict,’’ ‘‘potential,’’ ‘‘continue,’’ or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

These forward-looking statements are based on management’s current expectations and involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, estimates regarding the annual total addressable market for our Inspire therapy in the U.S. and our market opportunity outside the U.S.; future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing; commercial success and market acceptance of our Inspire therapy; the impact of the ongoing and global COVID-19 pandemic; general and international economic, political, and other risks, including currency, inflation, stock market fluctuations and the uncertain economic environment; our ability to achieve and maintain adequate levels of coverage or reimbursement for our Inspire system or any future products we may seek to commercialize; competitive companies and technologies in our industry; our ability to enhance our Inspire system, expand our indications and develop and commercialize additional products; our business model and strategic plans for our products, technologies and business, including our implementation thereof; our ability to accurately forecast customer demand for our Inspire system and manage our inventory; our dependence on third-party suppliers, contract manufacturers and shipping carriers; consolidation in the healthcare industry; our ability to expand, manage and maintain our direct sales and marketing organization, and to market and sell our Inspire system in markets outside of the U.S.; risks associated with international operations; our ability to manage our growth; our ability to increase the number of active medical centers implanting Inspire therapy; our ability to hire and retain our senior management and other highly qualified personnel; risk of product liability claims; risks related to information technology and cybersecurity; risk of damage to or interruptions at our facilities; our ability to commercialize or obtain regulatory approvals for our Inspire therapy and system, or the effect of delays in commercializing or obtaining regulatory approvals; FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the U.S. and international markets; and the timing or likelihood of regulatory filings and approvals. Other important factors that could cause actual results, performance or achievements to differ materially from those contemplated in this press release can be found under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations“ in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as updated in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 to be filed with the SEC, and as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of our website at www.inspiresleep.com. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor & Media Contact
Ezgi Yagci
Vice President, Investor Relations
ezgiyagci@inspiresleep.com
617-549-2443

Inspire Medical Systems, Inc.
Consolidated Statements of Operations and Comprehensive Loss (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$109,188	$61,685	$269,956	$154,996
Cost of goods sold	19,786	8,624	43,963	22,123
Gross profit	89,402	53,061	225,993	132,873
Operating expenses:
Research and development	20,993	9,614	47,397	27,056
Selling, general and administrative	85,603	53,243	225,853	143,846
Total operating expenses	106,596	62,857	273,250	170,902
Operating loss	(17,194)	(9,796)	(47,257)	(38,029)
Other expense (income):
Interest and dividend income	(1,350)	(22)	(1,681)	(110)
Interest expense	656	537	1,677	1,590
Other expense, net	101	33	290	90
Total other (income) expense	(593)	548	286	1,570
Loss before income taxes	(16,601)	(10,344)	(47,543)	(39,599)
Income taxes	246	3	488	52
Net loss	(16,847)	(10,347)	(48,031)	(39,651)
Other comprehensive loss:
Foreign currency translation loss	(148)	—	(106)	—
Unrealized (loss) gain on investments	(14)	3	(202)	(38)
Total comprehensive loss	$(17,009)	$(10,344)	$(48,339)	$(39,689)
Net loss per share, basic and diluted	$(0.60)	$(0.38)	$(1.73)	$(1.46)
Weighted average common shares used to compute net loss per share, basic and diluted	28,226,345	27,300,377	27,782,093	27,225,499

Inspire Medical Systems, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share amounts)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$417,808	$214,467
Investments, short-term	9,741	—
Accounts receivable, net of allowance for credit losses of $34 and $99, respectively	48,498	34,179
Inventories	15,146	17,231
Prepaid expenses and other current assets	4,351	2,660
Total current assets	495,544	268,537
Investments, long-term	—	9,938
Property and equipment, net	14,134	8,486
Operating lease right-of-use assets	7,141	7,919
Other non-current assets	10,704	204
Total assets	$527,523	$295,084
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$20,305	$11,665
Accrued expenses	28,986	20,454
Notes payable, current portion	—	9,188
Total current liabilities	49,291	41,307
Notes payable, non-current portion	—	15,799
Operating lease liabilities, non-current portion	7,882	8,796
Other non-current liabilities	146	134
Total liabilities	57,319	66,036
Stockholders' equity:
Preferred Stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock, $0.001 par value per share; 200,000,000 shares authorized; 28,820,680 and 27,416,106 issued and outstanding at September 30, 2022 and December 31, 2021, respectively	29	27
Additional paid-in capital	797,958	508,465
Accumulated other comprehensive loss	(363)	(55)
Accumulated deficit	(327,420)	(279,389)
Total stockholders' equity	470,204	229,048
Total liabilities and stockholders' equity	$527,523	$295,084